                                                                    Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Covista Communications, Inc. and subsidiaries on Form S-4 of our report dated March 30, 2001 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Capsule Communications Inc.'s ability to continue as a going conern), appearing in the Annual Report on Form 10-K of Capsule Communications, Inc. for the year ended December 31, 2000 and to the reference to us under the heading "Experts" in the Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
September 18, 2001